EXHIBIT 23.5

Independent Auditors’ Consent

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement/Prospectus that is made a part of the Registration Statement on Form S-4 (No. 333-    ) of HealthTronics Surgical Services, Inc. dated July 2, 2004 and the incorporation by reference therein of our report dated February 11, 2004, with respect to the consolidated financial statements and schedule of Prime Medical Services, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. Our report refers to a change in the method of accounting for goodwill and other intangible assets during 2002.

/s/    KPMG LLP

Austin, Texas

July 2, 2004